You have authorized the following election. Please print out this page for your records. Your current election is reflected below. Log Out [TIME & DATE] Screen 5B Name and Address: [Full Name] [Address] [E-mail] ELECTION CONFIRMATION Please be advised that you cannot change your election after the Exchange Program expires at 5:00 p.m. EST on Friday, February 20, 2004. However, you may log back into this web site to make changes at any time before the Exchange Program expires. If you have questions, contact the Mellon call center, Monday through Friday between the hours of 9:00 a.m. to 6:00 p.m. ET at: 888-778-1316 (From within the U.S.)